Exhibit 10.12

October 7, 2013

Mr. Bharatt Chowrira

229 Brannan Street

Unit 12C

San Francisco, CA 94107

Dear Bharatt:

We are pleased to offer you a full-time position with Auspex Pharmaceuticals, Inc. as Chief Operating Officer, reporting to the Chief Executive Officer, effective on the date of your execution of this letter agreement, or such later date as may be agreed to in writing by you and the Company. In this role your compensation will be Three Hundred Thousand Dollars ($300,000.00) annually, which will be paid in accordance with Auspex’s normal payroll schedule and will be subject to standard payroll deductions and withholdings.

In addition, you are eligible for a bonus opportunity of up to thirty percent (30%) of your base salary upon the achievement of individual and corporate performance objectives, with the actual amount of such bonus to be determined by the Board of Directors based in part upon the amount of bonuses being paid for such year to other officers of the Company and is subject to your continued employment with the Company through the date of payment.

In this position, your decisions will directly support the direction and growth of Auspex. Considering the stage of Auspex, it is not possible at this time to fully define all of your duties, so Auspex may modify your role as business needs require. Your role, however, is an important one and will require your full-time attention. As such, you agree not to engage in any other employment, occupation or consulting while employed with Auspex that will conflict with your full time responsibilities to Auspex.

Subject to the approval of the Board of Directors, you will be granted an option to purchase 1,340,000 shares of Auspex’s Common Stock (the “Option Grant”) in accordance with Auspex’s 2010 Equity Incentive Plan (the “Plan”), which may be modified by the Board of Directors from time to time. The price per share under this Option Grant will be equal to the fair market price of the Common Stock on the date of the grant, as determined by the Board of Directors. You will be required to sign the applicable Stock Option Agreement and the Option Grant will be subject to the terms and conditions of the Plan and that Agreement. The Option Grant will vest over four years with 25% of the shares vesting on the first anniversary of your employment commencement date and thereafter, 1/48th of the shares will vest each month. In addition, you are eligible to participate in all of the employee benefits that Auspex offers to its senior executives, subject to the terms and conditions of the applicable policy or plan which may be modified from time to time at Auspex’s discretion. A more detailed explanation of the benefits can be provided to you upon request.

Promptly following the date of your execution of this letter agreement, Auspex will pay you a relocation bonus in the amount of $50,000. In the event that you, your spouse and your children do not relocate to the greater San Diego (California) area (for the avoidance of doubt, your rental of an apartment as your residence in the San Diego (California) area shall be satisfactory) by December 31, 2013, you will be obligated to pay the entire $50,000 bonus amount back to the Company within five (5) business days thereafter.

Should your employment with the Company be terminated without Cause (as defined below or by you for Good Reason (as defined below) outside of the Change of Control Protection Period (as defined below)

and for reasons other than due to your death or disability, then you shall be entitled to receive severance payments equal to the rate of base salary which you were receiving at the time of such termination during the six (6) month period following the date of such termination (the “Severance Period”). These severance payments shall be conditioned upon you (a) furnishing to the Company an executed release of claims in a form reasonably acceptable to the Company (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five (45) days following your termination date, and (b) allowing the Release to become effective in accordance with its terms. These severance payments shall be paid during the Severance Period on the same schedule after termination as if you were still employed by the Company, in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, provided that any payments scheduled to be made to you prior to the Release effective date shall instead accrue and be paid during the first payroll period that commences thereafter.

Should your employment with the Company be terminated without Cause (as defined below) or by you for Good Reason (as defined below) within the Change of Control Protection Period (as defined below) and for reasons other than due to your death or disability, then (i) you shall be entitled to receive severance payments equal to the rate of base salary which you were receiving at the time of such termination during the twelve (12) month period following the date of your termination (the “Change of Control Severance Period”) and (ii) the vesting of your Option Grant and any other equity award held by you that is subject to time based vesting shall be accelerated in full. These severance benefits shall be conditioned upon you (a) furnishing to the Company an executed Release within the applicable time period set forth therein, but in no event later than forty-five (45) days following your termination date, and (b) allowing the Release to become effective in accordance with its terms. The severance payments in sub-clause (i) of this paragraph shall be paid during the Change of Control Severance Period on the same schedule after termination as if you were still employed by the Company, in accordance with the Company’s standard payroll practice and which shall be subject to applicable withholding taxes, provided that any payments scheduled to be made to you prior to the Release effective date shall instead accrue and be paid during the first payroll period that commences thereafter.

For the purposes of this letter agreement, the terms below shall have the following meanings:

(a)	“Cause” shall mean the occurrence of any of the following events: (i) your willful failure to substantially perform your assigned duties or responsibilities as an employee of the Company, that is not cured within thirty (30) days following written notice thereof from the Company describing your failure to perform such duties or responsibilities, (ii) your engaging in any act of fraud, embezzlement, or other illegal conduct detrimental to the Company, (iii) your willful violation of any federal or state law or regulation applicable to the Company’s business, (iv) your material breach of any confidentiality agreement or invention assignment agreement between you and the Company, if such breach is not cured to the Company’s satisfaction within thirty (30) days of written notice thereof from the Company to you specifying the nature of such breach (provided that such breach is of a nature that it may potentially be cured during such a period), or (v) your being convicted of or entering a plea of nolo contendere to a felony involving an act of moral turpitude.

(b)

“Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following events: (i) a material breach of this offer letter by the Company, (ii) a material reduction in your duties, authority or responsibilities relative to the duties, authority or responsibilities in effect immediately prior to such reduction, (iii) a material reduction in your annual base salary, except a reduction of less than 15% where such a decrease is applicable to all of the Company’s senior management, or (iv) the Company’s relocation of the principal place for performance of your Company duties to a location outside of San Diego County, California that requires a one-way increase in your commuting distance of more than fifty (50) miles. Such termination by you shall only be deemed a termination for Good Reason pursuant to the foregoing definition if: (i) you give the Company written notice of the intent to terminate for any of the reasons set forth in this subsection within thirty (30) days following the first occurrence of the condition(s) that you believe constitutes any of such reasons, which notice shall describe such condition(s); (ii) the Company fails to remedy such condition(s) to your satisfaction within thirty (30) days following receipt of the written notice (the “Cure Period”); and (iii) you terminate your employment within thirty (30) days following the end of the Cure Period.

(c)	“Change of Control” shall mean either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of transactions hold, immediately after such transaction or series of related transactions, more than fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the primary purpose of raising additional funds shall not constitute a Change of Control hereunder), or (ii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, other than a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediate prior to such a sale, lease, exclusive license or other disposition.

(d)	“Change of Control Protection Period” means the period that commences thirty (30) days prior to the Change of Control and that ends twelve (12) months thereafter.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this letter agreement (the “Severance Benefits”) shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the additional 20% tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). It is intended that each installment of the Severance Benefits payments provided for in this letter agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, upon the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service, or (ii) the date of your death (such applicable date, the “Specified Employee Initial Payment Date”). The Company (or the successor entity thereto, as applicable) shall (A) pay to you a lump sum amount equal to the sum of the Severance Benefit payments that you would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this paragraph.

The benefits under this letter agreement are intended to be exempt from application of Section 409A, and any ambiguities herein shall be interpreted accordingly. You agree to work in good faith with the Company to consider amendments to this letter agreement which are necessary or appropriate to avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment to you of payments or benefits under this letter agreement. Notwithstanding the foregoing, this letter agreement will be deemed amended, without any consent required from you, to the extent necessary to avoid imposition of any additional tax or income recognition pursuant to Section 409A prior to actual payments to you under this letter agreement. You and the Company agree to cooperate with each other and to take reasonably necessary steps in this regard.

In the event that the severance and other benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning, of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this letter agreement shall be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code (the “Reduced Amount”). If a reduction in payments or benefits constituting parachute payments is necessary so that the benefits equal the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of the Restricted Stock and other stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards.

In compliance with federal laws and regulations, you will be required to provide Auspex documentary evidence of your identity and eligibility for employment in the United States as a condition of employment. Such documentation must initially be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

Your employment with Auspex is “at will” which means your employment may be terminated by either you or Auspex at any time with or without cause or advance notice. Upon any such termination of employment by you or the Company, you and the Company shall be subject to the obligations set forth in this letter agreement that by their nature implicitly survive such termination.

We will need you to read and sign several documents as a condition of your employment at Auspex. These include:

•	A Prior Employment Agreements Schedule (Exhibit A) that lists any and all agreements relating to your prior employment that may affect your ability to be employed by Auspex or limit the manner in which you may be employed. Unless you advise us to the contrary we will assume that by accepting this letter agreement there are no agreements that will prevent you from being employed by Auspex or performing your duties here.

•	A Non-Disclosure and Developments Agreement, a copy of which is attached, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Auspex, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement on or before your first day of employment.

•	An Arbitration Agreement, a copy of which is attached.

•	An Indemnification Agreement, a copy of which is attached, which provides for the indemnification by the Company of you as an officer and/or employee of the Company in connection with third party claims.

This letter agreement, along with the Prior Employment Agreements Schedule, Nondisclosure and Developments Agreement, Arbitration Agreement and Indemnification Agreement sets forth the terms and conditions of your employment with Auspex and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

The Company agrees to pay or reimburse you for your reasonable legal fees actually incurred by you in connection with the review, negotiation and execution of this letter agreement, the Nondisclosure and Developments Agreement, Arbitration Agreement and Indemnification Agreement, up to a maximum of five thousand dollars ($5,000).

This letter agreement is contingent upon the verification by Auspex of information you have provided to us regarding your qualifications for employment, If you are in agreement with this offer, please indicate your acceptance by signing below.

Bharatt, we are extremely excited to make you this offer and look forward to having you as part of the Auspex team. We think you will be a very valuable addition to Auspex and will help it to achieve its long-term goals.

Sincerely,

/s/ Pratik Shah

Pratik Shah

Chief Executive Officer

ACCEPTED:

/s/ Bharatt Chowrira	October 7, 2013
Bharatt Chowrira	Signature Date

Enclosures:

Prior Employment Agreements

Non-Disclosure and Developments Agreement

Arbitration Agreement

Indemnification Agreement